Exhibit 3.1

ARTICLES SUPPLEMENTARY
OF
INDEPENDENCE REALTY TRUST, INC.

INDEPENDENCE REALTY TRUST, INC., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:
FIRST: Pursuant to Sections 3-802(c) of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Company (the “Board”), by resolution duly adopted at a meeting of the Board duly called and held, prohibited the Company from electing to be subject to the provisions of Section 3-803 of the MGCL, unless such election is first approved by the stockholders of the Company by the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.
SECOND: The foregoing election is made by resolution of the Board of the Company, and stockholder approval is not required for the filing of these Articles Supplementary.
THIRD: The undersigned officer acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Financial Officer and Treasurer and witnessed by its General Counsel and Secretary on March 4, 2024.

WITNESS: /s/ Shelle Weisbaum________ Name: Shelle Weisbau Title: General Counsel and Secretar	INDEPENDENCE REALTY TRUST, INC.

/s/ Shelle Weisbaum	/s/ James Sebra
Name: Shelle Weisbaum	Name: James J. Sebra
Title: General Counsel and Secretary	Title: Chief Financial Officer and Treasurer